Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Directors
Bank of New Jersey
We consent to the use in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4/A of Bancorp of New Jersey, Inc. to be filed with the Securities and Exchange Commission of our report dated March 2, 2007 with respect to the statements of financial condition of Bank of New Jersey as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included herein.
KPMG LLP
Short Hills, New Jersey
April 27, 2007